Exhibit 10.4

Execution Copy

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) is made as of the 12th day of April, 2006, by and between Festival Fun Parks, LLC (the “Company”) and James Cleary (“Executive”).

W I T N E S S E T H :

WHEREAS, Palace Entertainment, Inc. (“Palace”) has entered into a Stock Purchase Agreement dated as of February 9, 2006 pursuant to which Palace Entertainment Holdings, Inc. (“Buyer”), has agreed to acquire, and Palace has agreed to sell to Buyer, 100% of the equity interest of the Company (the “Transaction”);

WHEREAS, the Executive currently is employed by the Company as the Vice President of Operations — Water Park Division;

WHEREAS, the Company and the Executive are parties to that certain Agreement, dated July 22, 1999, as amended by that certain First Amendment to Employment Agreement, dated July 21, 2002 (the “Existing Agreement”); and

WHEREAS, the parties have agreed that the Existing Agreement shall be deemed to have been amended and restated and superceded by this Agreement upon the consummation of the Transaction (the “Effective Date”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and Executive hereby agree as follows:

1.             Effectiveness. Each of Executive and the Company agree that as of the Effective Date, the Existing Agreement is amended and restated as set forth herein, and that the Existing Agreement is of no further force or effect. Unless and until consummation of the Transaction, the Existing Agreement shall remain in effect and govern the relationship between the parties.

2.             Engagement. The Company agrees to engage the Executive and the Executive agrees to serve as an employee of the Company and shall have the title “Senior Vice President of New Business Development.”

3.             Engagement Period. Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of the engagement (“Engagement Period”) established under this ¶3. The Engagement Period shall be for a term of three (3) years from the Effective Date unless terminated in accordance with the terms hereof. The term shall be automatically renewed for successive one (1) year periods thereafter, unless either party gives notice to the other that the term shall not be renewed at least three (3) months before the Engagement Period (including automatic renewal thereof) expires.

4.             Duties. As of the date of this Agreement, Executive shall act as Senior Vice President of New Business Development for the Company, and, in such capacity, shall assist with the general management, business, affairs and operations of Company’s Family

Entertainment Centers and be responsible for and assist with the acquisition, design and development of new Family Entertainment Centers (as defined in ¶16 below), and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Chief Operating Officer, the Chief Executive Officer and the Board of Directors of the Company. The Executive shall report to the Chief Operating Officer and the Chief Executive Officer of the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company’s business, and use his best efforts to advance the Company’s interests.

5.             Compensation.   (a)  Base Salary. In consideration of the services rendered by Executive under this Agreement, the Company shall pay him a base salary at an annual rate equal to $267,000.00. The Executive shall receive such increases in his base salary as the Board of Directors of the Company may from time to time approve in its discretion. The base salary shall be payable in accordance with the Company’s regular payroll practice, but in no event less frequently than bi-weekly. All applicable withholding taxes and insurance contributions shall be deducted from such payments.

(b)           Annual Bonus. Executive will be eligible to receive a performance-based bonus based on achieving annual performance goals that may be determined by the Board of Directors or the compensation committee thereof on an annual basis and communicated to Executive if established. The Board of Directors or its compensation committee may establish an additional bonus pool for any fiscal year to benefit members of management. Executive may participate in such a bonus pool if and to the extent that the Board of Directors or its compensation committee so determines.

(c)           Stock Options. Executive will be eligible to receive incentive units (as defined in the limited liability company agreement of Palace Holdings Group, LLC (the “LLC Agreement”) as may be awarded by its board of directors or its compensation committee from time to time in accordance with the terms of the LLC Agreement and any related incentive award program adopted by its board of directors.

6.             Benefit Plan and Program. Executive shall, during the Engagement Period, be entitled to and receive benefits under the Company’s 401(k) plan, group life, health (including hospitalization, medial and major medical), prescription drug, dental, vision and such other employee benefit plans and programs, including but not limited to any other incentive compensation plans or programs (whether or not employee benefit plan or programs) as the Company may maintain from time to time, and in accordance with the Company’s customary practices to the extent maintained by the Company provided that Executive is a member of the class of employees authorized to participate in such plan or programs.

7.             Outside Activities. While employed by the Company, Executive shall not, directly or indirectly, provide services on behalf of any competing Family Entertainment Center business as defined in ¶16 below or on behalf for any subsidiary or affiliate of any such competing Family Entertainment Center business as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer, director or lender; nor shall Executive acquire while employed by the Company, the ownership of more than 5% of the outstanding equity interest in any such competitive entity. Subject to the foregoing, Executive may serve on board of directors of unaffiliated corporations, who do not compete with the Company, subject to Company’s approval. Except as specifically set forth herein, and subject to any restrictions thereon, Executive may engage in personal business and investment activities that do not conflict with the business of the Company. Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.

8.             Working Facilities. Executive shall perform his duties at Splish Splash, Riverhead, New York. The Company shall provide Executive with support services suitable and appropriate to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.

9.             Vacation and Expenses. (a)  Executive shall be entitled to a minimum of four (4) weeks of paid vacation time each year during the Engagement Period to be taken at a time which does not conflict with the Executive’s duties hereunder. Accrued vacation may be carried forward and used in subsequent calendar years.

(b)           The Executive shall also be entitled to reimbursement for all reasonable and preapproved expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purposes and consistent with the Company’s policies. The Executive’s reimbursement shall include, but not be limited to, transportation costs, travel expenses, trade show expenses, cellular phone expenses and expenses incurred by Executive and his spouse in connection with IAAPA functions and meetings.

10.           Termination of Engagement. (a)  Executive’s engagement with the Company shall terminate during the Engagement Period on account of Executive being convicted of a felony or misdemeanor involving moral turpitude, including entry of a plea. If the Executive’s employment terminates in accordance with this ¶10(a), (x) the Company shall pay and provide to Executive:  (i) his earned but unpaid salary as of the date of the termination of his engagement, (ii) the benefits, if any, to which he is entitled under the Company’s benefit plan and programs and compensation plan and programs; (iii) accrued but unpaid bonus; and (iv) payment for unused vacation days through the date of termination, and (y) the Executive shall not be entitled to any severance or other benefits. For purposes of this Agreement, moral turpitude shall include embezzlement of the Company’s property.

(b)           The Company shall have the right to terminate this Agreement for “good cause” upon twenty (20) days written notice to the Executive setting forth the grounds for terminating the Agreement. For purposes of this ¶10(b), “good cause” shall be defined as the following:  (i) Executive’s failure to perform his duties in a manner consistent with the Company’s performance standards and the terms of this Agreement; (ii) Executive’s failure to devote substantially all of his business time and attention to the business of the Company and otherwise comply with his duties under ¶4; and (iii) Executive’s violation of ¶7 and ¶12 of this Agreement. In the event Executive fails to cure his breach of the Agreement as set forth in the notice, then and in that event, this Agreement shall automatically terminate at the expiration of said twenty (20) day period. The Company shall pay and provide to Executive:  (i) his earned but unpaid salary as of the date of the termination of his engagement; (ii) the benefits, if any, to which he is entitled under the Company’s benefit plan and programs and compensation plan and programs; (iii) accrued but unpaid bonus; and (iv) payment for unused vacation days through the date of termination.

(c)           The Company may at any time during the Engagement Period, upon twenty (20) days written notice to Executive, terminate this Agreement. Except in the event of a termination of Executive’s employment in accordance with the provisions of ¶10(a) and ¶10(b), the restrictive covenant set forth in ¶12 of this Agreement shall continue only so long as the Company makes the payment set forth in ¶10(f).

(d)           This Agreement shall automatically terminate upon the death of Executive.

(e)           Executive shall have the right to terminate this Agreement for “good reason” upon twenty (20) days written notice to the Company setting forth the grounds for terminating the Agreement. For purposes of this ¶10(e), “good reason” shall be defined as follows:  (i) a material breach of the Company’s obligations under this Agreement; (ii) the Board by vote, but excluding those directors who are officers or employees, or former officers or employees, of the Company, or its subsidiaries, determines in its sole discretion that the voluntary termination of the Executive is for “good reason” under the circumstances then prevailing; (iii) a material reduction in salary paid to the Executive; and (iv) a material reduction in the Executive’s duties, authority or responsibilities. In the event the Company fails to cure its breach of the Agreement as set forth in the notice, then and in that event, this Agreement shall automatically terminate at the expiration of said twenty (20) day period.

(f)            In the event Executive’s engagement with the Company is terminated by either party pursuant to ¶10(c), (d) or (e), then and in such an event, Executive shall be entitled to (i) payment of any earned but unpaid salary and payment for unused vacation days, through the date of termination; (ii) any cash bonus previously earned in full or awarded but not yet paid; (iii) termination payment equal to the Executive’s base salary for the greater of (x) the remainder of the initial Engagement Period or (y) one year, paid in installments at such time as Executive would normally receive such payment; and (iv) the continuation of benefits provided by the Company through the end of the Engagement Period.

(g)           In the event Executive terminates this Agreement without “good reason” as defined in ¶10(e), then and in such an event, the restrictive covenant set forth in ¶12 shall continue but the restrictions set forth in ¶7 of the Agreement shall terminate. The Company shall pay and provide to Executive:  (i) his earned but unpaid salary as of the date of the termination of his engagement; (ii) the benefits, if any, to which he is entitled under the Company’s benefit plan and programs and compensation plan and programs; (iii) accrued but unpaid bonus; and (iv) payment for unused vacation days through the date of termination.

(h)           The Company shall not be obligated to make any payment to Executive required pursuant to the terms of this ¶10 unless and until Executive executes and delivers to the Company a release in form and substance acceptable to the Company.

11.          Confidentiality; Work Product.

(a) Executive acknowledges that the continued success of the Company (which, for purposes of this ¶11(a) shall include its subsidiaries and affiliates) depends upon the use and protection of a large body of confidential and proprietary information (all of such confidential and proprietary information now existing or to be developed in the future being the “Confidential Information”). Confidential Information includes all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s prior, current or potential business and (ii) is not generally or publicly known. Confidential Information further includes, without limitation, the information, observations and data obtained by Executive during the course of his employment with the Company’s predecessors and his performance under this Agreement concerning the business and affairs of the Company, information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive is aware or becomes aware during the Engagement Period, the persons or entities that are current, former or prospective suppliers or customers of it during Executive’s employment with the Company’s predecessor and his course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (x) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (y) is required to be disclosed pursuant to any applicable law or court order.

(b)           All materials developed by Executive for Company pursuant to his employment under this Agreement are to be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. Section 101) and are the sole and exclusive property of Company. Executive agrees that any and all patent and copyright rights to the materials developed hereunder, to the extent they are available, are the sole and exclusive property of Company, free from any claim or retention of rights thereto on the part of Executive. Executive agrees that he promptly will make full written disclosure to Company and will hold in trust for the sole right and benefit of Company and its subsidiaries, and Executive hereby assigns to Company or its designee, his entire right, title and interest in and to, any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which are solely or jointly conceived, developed, made or reduced to practice, or caused to be conceived, developed, made or reduced to practice, by Executive during the Engagement Term (collectively “Work Product”); provided, however, that Executive shall not be required to assign to Company, Work Product that he may develop entirely on his own time without using Company’ or any subsidiary’s equipment, supplies, facilities, Confidential Information or proprietary documents, except for Work Product which either: (i) relates directly to Company’ business, or actual or demonstrably anticipated research or development of Company; or (ii) results from any work performed by Executive for Company. Executive represents to Company that there are no inventions, original works of authorship, developments, improvements or trade secrets which were made by him prior to his employment by Company or any subsidiary, which are owned by him or in which he has an interest, which may relate to Company’ or its subsidiaries’ business, products or research and development and which are not assigned to Company hereunder. During the three-year period commencing on the effective date of this Agreement and for six (6) months thereafter, Executive agrees (i) to keep and maintain adequate and current records of all Work Product made by him (solely or jointly with others), and (ii) to assist Company, or its designee, at Company’ expense, in every proper way to secure Company’ rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, powers of attorney and all other instruments that Company shall deem necessary or appropriate in order to apply for and obtain such rights. To the extent that any material produced under this Agreement may not be considered works made for hire, or to the extent that this ¶11(b) is declared invalid either in substance or purpose, in whole or in part, Executive hereby agrees to irrevocably transfer, grant, convey, assign, and relinquish exclusively to Company any and all of Executive’s right, title, and interest, including ownership of copyright and/or patent rights, to any material developed by Executive under this Agreement without the necessity of further consideration.

12.           Restrictive Covenant. Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits for which it has bargained. Accordingly, Executive agrees that during the Effective Time, he shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee, consultant, lender or shareholder of any other corporation or entity, compete with the Company in any Family Entertainment Center business as defined in ¶16 that is located within 100 miles of any Family Entertainment Center owned as of the date of this Agreement, or that is acquired, developed or owned during the Effective Period (if the Executive had knowledge that such Family Entertainment Center was to be acquired, developed or owned during the Effective period), by the Company, its subsidiaries or its affiliates. Executive further agrees not to solicit the employment or services of, or hire any person who was known to be employed by the Company while employed by the Company for a period of six months following termination of this Agreement. Notwithstanding anything herein to the contrary, this restrictive covenant shall not apply if the Company fails to compensate Executive as set forth in this Agreement during the Engagement Period, or in the event the Agreement is sooner terminated, the Company fails to make any of the payments set forth in ¶10 of this Agreement. For purposes of this Agreement, “Effective Time” shall mean the Engagement Period and one (1) year thereafter; provided first that if the Agreement is terminated during the initial Engagement Period, then the Effective Period shall be the greater of the period during which Executive receives severance from the Company and one year from the termination date, except that Executive may reduce the Effective Time to one year by releasing the Company from any and all severance obligations owed under Section 10(f).

13.           Remedies. If, at the time of enforcement of ¶11 and ¶12 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the period, scope or area. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties agree that money damages would be an inadequate remedy for any breach of ¶11 and ¶12. Therefore, in the event a breach or threatened breach of ¶11 and ¶12, the Company or any of its subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The parties hereby acknowledge and agree that (a) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the parties have agreed shall govern the construction, validity and interpretation of this Agreement, (b) the law of the State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (c) ¶11 and ¶12 shall restrict the Executive only to the extent permitted by applicable law.

14.           Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Company property in the Executive’s possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

15.           Indemnification. The Company agrees to indemnify and hold harmless Executive to the fullest extent which it is empowered to do so by the LLC Agreement, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by Executive in connection with any proceedings) resulting from any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any of its Subsidiaries during the Engagement Period, provided however, such indemnification shall not extend to any liability for breach of this Agreement. The Company shall also use its commercially reasonable efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and directors of the Company against lawsuits.

16.           Definition of Family Entertainment Center. For the purposes of this Agreement, a “Family Entertainment Center” or “Family Entertainment Center business” means an amusement park, theme park or similar facility that (x) offers water-leisure recreational facilities and other water attractions, and/or (y) offers a broad selection of attractions, including, but not limited to, miniature golf, go kart raceways, batting cages, rides and/or arcade pavilions.

17.           Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

To the Company:

Festival Fun Parks, LLC
MidOcean Partners
320 Park Avenue
17th Floor
New York, NY 10022
Attn: Tyler Zachem

To the Executive:

17 Lost Meadow Lane
Port Jefferson, NY 11777

Any notice of change of address shall only be effective, however, when received.

18.           Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation, company or entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and the Executive, his heirs, executors, and legal representatives. The Executive may assign his right to payment, but not his obligations, under this Agreement.

19.           Applicable Law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

20.           Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

21.           Non-Waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

22.           Arbitration. Any and all claims, disputes or controversies arising out of or related to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association then in existence. Such arbitration shall be conducted by a single arbitrator in the County of Suffolk.

23.           Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

24.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.           Severability. In the event that one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

26.           Executive’s Cooperation. During the Engagement Period and thereafter, Executive shall cooperate with the Company and its subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). If Company requires Executive’s cooperation in accordance with this ¶26, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

In witness whereof, the parties have executed this Amended and Restated Agreement on the date first written above.

/s/ James Cleary
James Cleary, Executive

FESTIVAL FUN PARKS, LLC

/s/ John A. Cora
Name: John A. Cora
Title: Chief Executive Officer and President